FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207677-04

Sent: Monday, March 13, 2017 10:58 AM
Subject: GSMS 2017-GS5 -- Price Guidance for X-A (Public)(external)

GSMS 2017-GS5 -- Price Guidance for X-A (Public)(external)

Variable IO Offering

Lead Manager and Sole Bookrunner: Goldman, Sachs & Co.

Co-Managers: Academy Securities, Inc. and Drexel Hamilton, LLC

			Approx
Class	Moody's/Fitch/MSTR	Size($mm)	Proceeds ($mm)	Guidance
X-A	Aa1(sf)/AAAsf/AAA	803.366	~53.6	T+135a

Collateral Summary

Initial Pool Balance:	$1,061.942mm
Number of Mortgage Loans:	32
Number of Mortgaged Properties:	72
Average Cut-off Date Mortgage Loan Balance:	$33.186mm
Weighted Average Mortgage Interest Rate:	4.3899%
Weighted Average Remaining Term to Maturity (mos):	115
Weighted Average Remaining Amortization Term (mos):	354
Weighted Average Cut-off Date LTV Ratio:	56.4%
Weighted Average Maturity Date LTV Ratio:	53.1%
Weighted Average Underwritten DSCR Ratio:	2.39x
Weighted Average Debt Yield on Underwritten NOI:	11.5%
% of Mortgage Loans with Mezzanine Debt:	2.6%
% of Mortgage Loans with Subordinate Debt:	14.3%
% of Mortgage Loans with Preferred Equity:	11.4%
% of Mortgaged Properties with Single Tenants:	26.6%

Property Type:	41.9% Office, 19.9% Retail, 17.9% Industrial, 17.7% Mixed Use

Top 5 States:	18.7% NY, 14.2% TX, 10.6% CO, 10.5% MD, 8.8% CA

Supplement to Preliminary Prospectus

Attached

Anticipated Timing

Anticipated Pricing:   Today

Anticipated Closing:   Tues, March 21st

CUSIPs

Class    CUSIP

X-A    36252HAF8

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-207677) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com.

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